Exhibit 5.1

March 2, 2021

Focus Financial Partners Inc.

875 Third Avenue, 28th Floor

New York, NY 10022

RE: Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel for Focus Financial Partners Inc., a Delaware corporation (the “Company”), in connection with the offer and sale (the “Offering”) of 262,306 shares (the “Company Shares”) of Class A common stock of the Company, par value $0.01 per share (the “Class A common stock”), to be issued and sold by the Company and of 6,737,694 shares (the “Selling Stockholder Shares,” together with the Company Shares, the “Shares”) of Class A common stock to be sold by the selling stockholders (the “Selling Stockholders”) named in the Underwriting Agreement (as defined below), pursuant to a prospectus supplement dated February 25, 2021 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(7) on February 26, 2021, to a prospectus dated August 30, 2019 (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s registration statement on Form S-3 (Registration No. 333-233566), which was filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) on August 30, 2019 (the “Registration Statement”) and became automatically effective upon its filing with the Commission.

We understand that the Shares are to be offered and sold in the manner described in the Registration Statement and the Prospectus, and pursuant to the Underwriting Agreement, dated February 25, 2021 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders and the underwriters named therein (the “Underwriters”). Certain of the Shares sold by the Selling Stockholders to the Underwriters pursuant to the Underwriting Agreement were issued to the Selling Stockholders in exchange for an equivalent number of the Selling Stockholder’s common units representing membership interests in Focus Financial Partners, LLC (“Focus LLC”) (such common units, “Focus LLC Units”) (and a corresponding number of shares of Class B common stock of the Company, par value $0.01 per share (the “Class B common stock”)) immediately prior to the closing of the Offering, pursuant to the terms of the Fourth Amended and Restated Operating Agreement of Focus Financial Partners, LLC, dated July 30, 2018 and amended prior to the date hereof (the “Focus LLC Agreement”).

In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation of Focus Financial Partners Inc., (ii) the Amended and Restated Bylaws of Focus Financial Partners Inc., (iii) the Focus LLC Agreement, (iv) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (v) the Registration Statement, (vi) the Underwriting Agreement, (vii) the Prospectus and (viii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

In connection with this opinion, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement, and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing, we are of the opinion that, under the Securities Act:

(a) with respect to the Company Shares, when such Company Shares have been issued and delivered in accordance with the Underwriting Agreement and upon payment of the consideration therefor provided for therein, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable; and

(b) with respect to the Selling Stockholder Shares, such Selling Stockholder Shares have been duly authorized and are or, as applicable, when such Selling Stockholder Shares have been issued upon the exchange of Focus LLC Units and shares of Class B common stock for an equivalent amount of Class A common stock in accordance with the Focus LLC Agreement and the Amended and Restated Certificate of Incorporation of Focus Financial Partners Inc., will be, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

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